EXHIBIT 15
                                                                      ----------

                                   Demand Note

The undersigned, Easy Money Holding Corporation, 5295 Greenwich Road, Suite 108, Virginia Beach, VA 23462 ("Maker"), promises to pay to the order of Tami Van Gorder ("Note Holder"), on demand, without offset, for value received.

Interest payments will be made monthly at 18% (eight-teen percent) per annum.

This note is subject to certain restriction agreements between Easy Money Holding Corporation and other third party credit facilities.


                                        /s/ David Kilby, Chief Financial Officer
                                        Easy Money Holding Corporation

As of June 30, 2001 note value is $673,321.



                                       /s/ Tami VanGorder
                                       Individual